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                                                                  EXHIBIT 10(b)

                            DATED September 27, 2001

                             OVERSEAS PARTNERS LTD.

                                     - and -

                              MARY ROWLAND HENNESSY

                     ---------------------------------------

                              EMPLOYMENT AGREEMENT

                    ----------------------------------------
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                                       2


THIS AGEEMENT is made the 27th day of September 2001


BETWEEN:

OVERSEAS PARTNERS LTD. whose registered office is situated at Cumberland House, 1 Victoria Street, Hamilton HM GX, Bermuda (the "Company"); and

MARY ROWLAND HENNESSY of "Bay House", 4 Old Slip Lane, Pembroke, Bermuda (the "Executive").

WHEREBY IT IS AGREED as follows:

1.       Definitions and Interpretations
         -------------------------------

         In addition to the words and expressions hereinbefore defined the following words and expressions shall have the meanings hereinafter ascribed to them;

         "Associated Company"      means any company which is from time to
                                   time a subsidiary or a holding company (as those expressions are defined by Section 86 of the Companies Act 1981) of the Company.

         the "Board"               means the Board of Directors from time to
                                   time of the Company.

         "Commencement Date"       means the 1st day of January 2000.
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         "Employment"                means the employment of the Executive with
                                     the Company pursuant to this Agreement.

         "OCC"                       means Overseas Capital Co.

         "Common Share Capital"      means all the Common Shares of the Company
                                     in issue from time to time.

         "Termination Date"          means the date on which the Employment
                                     with the Company ceases either for reason of the conclusion of the fixed term of the Employment or for reason of the termination of the Employment in accordance with the provisions of this Agreement.

2.       Term of Appointment
         -------------------

         a. The Company hereby appoints the Executive and the Executive hereby agrees to act as President and Chief Executive Officer of the Company and any Associated Company for an initial Term of Appointment of a period of three (3) years unless this Agreement is: (i) sooner terminated in accordance with paragraph 5 below, or
             (ii) extended as provided in paragraph 2(b) below.

         b. Commencing on the third anniversary of the Commencement Date and on each annual anniversary of such date, (each a "Renewal Date"), this Agreement, and the Term of Appointment herein granted, shall be automatically extended so as to terminate on the first annual anniversary of each Renewal Date, unless either the Company or the Executive shall give the other written notice, not less than 60 days prior to any Renewal Date, of the election not to so extend this Agreement, in which case this Agreement shall terminate on such Renewal Date.
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                                       4

3.       Powers and Duties
         -----------------

         During the period of Employment under this Agreement the Executive:

         (a) shall report to the Board of Directors of the Company (the "Board") and shall exercise such powers and perform such duties (not being duties inappropriate to her senior status) as President and Chief Executive Officer as may from time to time be vested in or assigned to her by the Board and shall comply with all reasonable directions from time to time given to her by the Board and with all rules and regulations from time to time laid down by the Company concerning its employees as the Board may from time to time determine.

         (b) shall devote her full attention and business time to the business and affairs of the Company and its Associated Companies, provided,
                                                                      --------
             however, that nothing in this Agreement shall preclude the
             -------
             Executive from engaging in activities involving professional, educational, charitable, religious and community organizations, managing her personal investments, and serving on the board of directors of such companies and organizations as agreed to from time to time by the Board, to the extent that the foregoing do not materially inhibit the performance of the Executive's duties under this Agreement or conflict in any material way with the business and affairs of the Company and its Associated Companies.

         (c) use her best efforts to perform faithfully and efficiently, and to discharge the dealings and responsibilities assumed by her under this Agreement.

4.       Remuneration and Benefits
         -------------------------

         The Executive shall be paid by way of remuneration a salary and bonus and such other benefits (if any) as the Board may from time to time determine as follows:
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                                       5

         a) The Executive shall be paid by way of remuneration for her services during the Employment hereunder: (i) a base salary at the rate of $33,333 per month through February 28, 2001 and at the rate of $46,666.67 per month thereafter and (ii) such bonuses or additional remuneration (if any) as the Board, through its Compensation Committee ("Compensation Committee"), may from time to time determine in accordance with the "Overseas Partners Ltd. Incentive Plan" (in development at the Commencement Date) based upon (x) for the 2000 bonus year, a target award of 100% of base salary and varying between 50% and 150% and (y) for the 2001 and subsequent bonus years, a target award of 125% of base salary, in each case determined by the performance of the Company and the Executive as adjudged solely by the Compensation Committee. The Compensation Committee shall review the Executive's base salary and potential bonus award, on an annual basis to determine, in its sole discretion, if and to what extent an increase in base salary and/or the awarding of a bonus or additional remuneration is warranted. The annual review will be completed by March 1 of each year.

             Such salary shall be paid by equal monthly installments in arrears on the last day of every month and shall accrue from day to day. Notwithstanding anything to the contrary contained in the Bye-Laws of the Company, the Executive shall not be entitled to any other remuneration as an ordinary or executive director of the Company and the Executive shall, as the Company may direct, either effectually waive her rights to any such remuneration or shall account for and pay over the same to the Company immediately after she receives it.

         b) The Executive shall be entitled to receive grants of restricted stock, stock options and/or stock appreciation rights on an annual basis under the Company's Incentive Compensation Plan for the time being in force, subject to the rules applicable to the Plan as established, amended or
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             varied from time to time by the Board or such other Plan as is in force from time to time, and as amended from time to time, as the case may be. The grants referred to in the preceding sentence shall be based on a target figure of no less than (i) 150% of base salary as of March 31, 2000 and (ii) 236% of base salary as of April 1, 2000.

             Upon execution of this Agreement, the Executive shall immediately be entitled to 49,079 shares of restricted stock vesting three years from 1 January 2000.

         c) In addition to public holidays the Executive will be entitled to six (6) weeks vacation in every calendar year. Unless and until her Employment under this Agreement terminates under any provision herein, salary will continue to be payable during vacations. Vacation days not taken in any calendar year may be carried forward at the sole discretion of the Compensation Committee.

         d) Subject to production, if requested, of medical certificates satisfactory to the Company, salary will not cease to be payable by reason only of the Executive's incapacity to work due to sickness or accident (unless and until her Employment under the Agreement shall be terminated under any provision herein) but the Company may reduce salary during incapacity by an amount equal to the benefit (excluding any lump sum benefit) which the Executive would be entitled to claim during such incapacity under any sickness or accident insurance policy paid for entirely by the Company (whether or not such benefit is claimed by the Executive).

         e) Until the Termination Date, the Executive shall be covered under the health benefits plan of OCC as outlined in the OCC Benefit Manual or any successor plan.

         f) The Executive shall be entitled to participate in the Overseas Partners Ltd And Subsidiaries Retirement Plan (401-K).
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                                       7

         g) The Executive shall also be entitled to participate in OCC's Flexible Benefits Plan.

         h) The Executive is entitled to all other benefits outlined in the Overseas Partners Ltd./Overseas Partners Re Ltd. Company Handbook, which are not specifically identified in this Agreement.

         i) The Company shall pay the Executive actual expenses to a maximum of a sum of $30,000 towards the cost incurred during the course of relocating to Bermuda, and an equivalent sum for any subsequent relocation to the United States, provided such relocation occurs within 6 months following termination of this Agreement. In addition, the Company shall pay to the Executive an additional sum equal to one month of her 2000 base salary (as determined in paragraph 4(a) above) towards the cost incurred during the course of relocating to Bermuda.

         j) The Company shall, during the continuance of the Employment of the Executive (including any period of notice) pay a housing allowance of $13,000 per month to defray the Executive's housing cost here in Bermuda. The first of such payment shall be made on the 25th day of January 2000 representing the housing allowance for January in arrears. All subsequent payments shall be on the 25th day of each month, in arrears for the month in question.

         k) The Executive shall be entitled to participate in the OPL Tax Equalization Program which is designed to ensure that the Executive does not pay additional United States taxes solely as a result of her employment with the Company, with specific regard to certain Bermuda allowances (e.g housing and relocation) that may result in additional taxable compensation to the employee.

5.       Termination of Employment
         -------------------------
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                                       8

         a) The Employment may be terminated prior to the scheduled expiration of the Term of Appointment: (i) by the Company with or without "cause" (as defined below), (ii) by the Executive with or without "good reason" (as defined below) or (iii) due to the death or total and permanent disability of the Executive in accordance with the applicable long-term policies of the Company in which the Executive participates.

         b) In the event that the Executive wishes to resign from the Company without "good reason" prior to the scheduled expiration of the Term of Appointment, the Executive shall provide the Company with three
             (3) months' advance written notice and, in such case, the Company may terminate the Executives employment prior to the end of such three (3) month period provided that the Company makes the payments to the Executive described in paragraph (e) below. A termination of the Employment by the Company as provided in the preceding sentence shall not be deemed a termination without "cause" or give the Executive grounds to terminate her employment for "good reason" for purposes of paragraph (c) below.

         c) In the event that the Employment is terminated pursuant to paragraph (a) above (i) by the Company without "cause" or (ii) by the Executive with "good reason", the Executive shall be entitled to receive, in addition to accrued salary and benefits (including a pro-rata calculation of earned vacation days) payable to the Executive through the Termination Date, a lump sum payment, payable within 14 business days from the Termination Date, equal to: (i) the Executive's base salary (as determined in paragraph 4(a)) x 24, plus, (ii) the Executive's bonus entitlement (as determined in paragraph 4(a)), based upon target levels set by the Company for the year in which the Executive's termination occurs and pro-rated for the period from January 1 of the year in which the termination occurs to the
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                                       9

             Termination Date, plus, (iii) the Executive's monthly housing allowance (as that amount is determined in paragraph 4(j) above) x 2.

             In addition, in the event the Executive is required, pursuant to
             Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), to pay (through withholding or otherwise) an excise tax on "excess parachute payments" (as defined in Section 280G of the Code), the Company shall pay the Executive the amount necessary to place the Executive in the same after-tax financial position that the Executive would have been in if the Executive had not incurred any excise tax liability under Section 4999 of the Code.

             The Company's obligation to make the payments in this paragraph 5(c) shall be conditioned on the Executive's execution of a General Release Agreement in accordance with the Company's customary practice.

         d) In the event of the termination of the Employment for one of the reasons described in paragraph (c) above, (i) all outstanding grants of restricted stock, stock options and stock appreciation rights previously granted to the Executive by the Company will automatically become fully vested as of the date of such termination, notwithstanding anything to the contrary contained in the terms or provisions of the Company's Incentive Compensation Plan and (ii) continued participation in the benefit plans referred to in paragraphs 4(e), (f) and (g) above until the earlier of (x) the end of the 12-month period following her Termination Date and
             (y) the date, or dates, she receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis).

         e) In the event that the Employment is terminated pursuant to paragraph (a) above: (i) by the Company for "cause", (ii) by the Executive without "good reason" or (iii) due to the death or disability of the Executive; the
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             Executive shall be entitled to receive only her accrued salary and benefits (including a pro-rata calculation of earned vacation days) payable through the Termination Date or otherwise payable under plans maintained by the Company in accordance with their terms and nothing else. In addition, in the event that the Executive terminates her Employment with the Company without "good reason" in accordance with paragraph 5(b) of this Agreement, the Company shall be required (even if the Company subsequently elects to terminate the Employment of the Executive prior to the effective date of her termination in accordance with paragraph 5(b) of this Agreement) to continue to provide the Executive with her salary and benefits until the earlier of the effective date of her termination and the end of the Term of Appointment.

         f) In the event the Company does not extend this Agreement in accordance with paragraph 2(b), and the Executive's employment has not terminated for any other reason then, notwithstanding any other provision of this paragraph 5, the Executive shall be entitled to receive, in addition to accrued salary and benefits (including a pro-rata calculation of earned vacation days) payable to the Executive through the Termination Date, a lump sum payment, payable within 14 business days from the Termination Date, equal to: (i) the Executive's base salary (as determined in paragraph 4(a)) x 12, plus, (ii) the Executive's bonus entitlement (as determined in paragraph 4(a)), based upon target levels set by the Company for the year in which the Executive's termination occurs. In addition, the Executive shall be entitled to receive a payment of the bonus earned by the Executive for the year in which the Executive's termination occurs (as determined in paragraph 4(a)) within 60 days of the end of such year.

         g)  For purposes of this Agreement:

             (i) "cause" means (a) an act or acts of personal dishonesty taken by the Executive and intended to result in the material personal
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                                       11

                   enrichment of the Executive at the expense of the Company and its Associated Companies, excluding for this purpose any isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Executive in a reasonable period of time after receipt of reasonably prompt written notice thereof from the Company, (b) repeated violations by the Executive of her obligations under this Agreement which are demonstrably willful and deliberate and which are not remedied in a reasonable period of time by the Executive after receipt of reasonably prompt written notice thereof from the Company, or, (c) the Executive's conviction of a felony involving moral turpitude; and

             (ii) "good reason" means (a) the sale or other disposition by the Company of all or substantially all of its reinsurance operations, (b) the change in control of the Company through the acquisition (whether by purchase, transfer, merger, renunciation or otherwise) of any interest in any shares, if, upon completion of such acquisition the third party, together with persons acting in concert with the third party, would hold more than fifty percent of the Common Share Capital of the Company, (c) repeated violations by the Company of its obligations under this Agreement which are demonstrably willful and deliberate and which are not remedied in a reasonable period of time by the Company after receipt of reasonably prompt written notice thereof from the Executive,
                   (d) without the Executive's consent, the Company reduces the Executive's current base salary, reduces the Executive's then current target total annual compensation, reduces the Executive's housing allowance, or reduces any of the benefits provided to the Executive under paragraphs 4(e), (f), (g),
                   (h) or (k) of this Agreement, (e) a diminution in the Executive's duties or responsibilities or the assignment of the Executive of any duties
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                                       12

                   inconsistent in any adverse respect with the Executive's then current duties and responsibilities or, (f) the Work Permit of the Executive is terminated by the Government of Bermuda.

         h)  (i)   The Employment, following the initial Term of Appointment and during any extended Term of Appointment, may be terminated prior to the scheduled expiration of the extended Term of
                   Appointment: (i) by the company with or without "cause" (as defined in paragraph 5(g)(i) above, (ii) by the Executive with or without "good reason" (as defined in paragraph
                   5(g)(ii) above), or (iii) due to the death or disability of the Executive in accordance with the applicable programs and policies of the Company.

             (ii) In the event that the Executive wishes to resign from the Company without "good reason" prior to the scheduled expiration of any extended Term of Appointment, the Executive shall comply with the provisions of paragraph 5(b) above.

             (iii) In the event that Employment is terminated pursuant to paragraph 5h(i) above: (i) by the Company without "cause", or
                   (ii) by the Executive with "good reason", the Executive shall be entitled to received, in addition to accrued salary and benefits (including a pro-rata calculation of earned vacation days) payable to the Executive through the Termination Date, a lump sum payment, payable within 14 business days from the Termination Date, equal to: (i) the Executive's base salary (as determined in paragraph 4(a)) x 24, plus, (ii) the Executive's bonus entitlement (as determined in paragraph 4(a)), based upon target levels set by the Company for the year in which the Executive's termination occurs and pro-rated for the period from January 1 of the year in which the termination occurs to the Termination Date, plus, (iii) the
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                                       13

                   Executive's monthly housing allowance (as that amount is determined in paragraph 4(j) above) x 2.

             (iv) In the event that the Employment is terminated during any additional Term of Appointment, pursuant to paragraph 5h(i) above: (i) by the Company for "cause", (ii) by the Executive without "good reason", or (iii) due to the death or disability of the Executive, the Executive shall be entitled to receive only her accrued salary and benefits (including a pro-rata calculation of earned vacation days) payable to the Termination Date or otherwise payable under plans maintained by the Company in accordance with their terms and nothing else. In all other respects, the Executive's termination under the provisions of this paragraph shall be in accordance with provisions of paragraph 5(e) and (g) above.

6.       Non-Competition
         ---------------

         The Executive shall not during the continuance of the Employment (unless otherwise agreed in writing by the Company) undertake any other business or profession or be or become an executive or agent of any other company, firm or person or assist or have any financial interest in any other business or profession, if such business or profession is in competition with the business of the Company or any Associated Company but nothing in this paragraph shall preclude the Executive from holding or acquiring less than 5% of the voting shares or other equity securities of any other company which are listed or dealt in on any recognized stock exchange by way of bona fide investment.

7.       Non-Solicitation
         ----------------

         The Executive covenants with the Company that she shall not during the continuance of the Employment or for a period of two (2) years after the
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                                       14

         Termination Date on her own behalf or on the behalf of any other person, firm or company directly or indirectly endeavor to entice away from the Company any person who is then employed by the Company and was so employed by the Company during the continuance of the Employment.

8.       Confidential Information
         ------------------------

         The Executive shall not, either during the continuance of her Employment hereunder and up to two years after the termination of the Agreement, use to the detriment or prejudice of the Company, except in the proper course of her duties, divulge to any person any trade secret or any other information of a confidential nature concerning the business or affairs of the Company which may have come to her knowledge during the Employment.

9.       Board Information
         -----------------

         The Executive shall at all times promptly give to the Board (in writing if so requested) all such information and explanations as they may require in connection with matters relating to her Employment hereunder or with the business of the Company.

10.      Return of Papers etc.
         --------------------

         The Executive shall promptly upon the request of the Board following her termination of Employment deliver up to the Company all lists of clients or customers, correspondence and all other documents, papers and records which may have been prepared by her or have come into her possession in the course of her Employment, and the Executive shall not be entitled to and shall not retain any copies thereof. Title and copyright therein shall vest in the Company.
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                                       15

11.      Misrepresentation
         -----------------

         The Executive shall not at any time after the termination of her Employment hereunder wrongfully represent herself as being employed by or connected with the Company or any Associated Company.

12.      Notices
         -------

         Any notice in writing to be served hereunder shall be given personally to the Executive or to the Secretary of the Company (as the case may be) or shall be couriered or posted by registered mail to the Company (for the attention of its Secretary) at its registered office for the time being or to the Executive either at her address given above or at her last known address. Any such notice sent by post shall be deemed served three days after it is posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and put in the post or couriered.

13.      Indemnity and Insurance
         -----------------------

         The Company hereby agrees to indemnify and hold the Executive harmless for any acts or omissions arising out of the course and scope of her Employment with the Company to the fullest extent permitted by applicable law.

14.      Other Agreements
         ----------------

         The Executive acknowledges and warrants that there are no agreements or arrangements whether written, oral or implied between the Company and the Executive relating to the Employment of the Executive other than those expressly set out in the Agreement and that she is not entering into the Agreement in reliance on any representation not expressly set out herein.
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                                       16

15.      Governing Law
         -------------

         The Agreement shall be governed by and construed under Bermuda law and each of the parties hereto submits to the jurisdiction of the Bermuda Courts as regards any claim or matter arising under the Agreement.

16.      Expenses
         --------

         The Company will reimburse the Executive for legal fees and expenses incurred in connection with the negotiation, execution and delivery of this Employment Agreement for an amount up to $20,000.
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IN WITNESS WHEREOF the parties hereto have set their hands and seals the date first above written.

SIGNED by                           )       /s/ Robert J Clanin
on behalf of the Company            )
in the presence of:-                )       /s/ D Scott Davis




SIGNED by the Executive             )       /s/ Mary R Hennessy
in the presence of:-                )       /s/ L Davidson-Leader